                                                              EXHIBIT 23(p)(5)





                           EMPLOYEE CODE OF ETHICS
                            THE BURRIDGE GROUP LLC



INTRODUCTION.................................................................................2


DEFINITIONS..................................................................................2


STANDARDS OF CONDUCT.........................................................................3


RECORDS......................................................................................3


CODE VIOLATIONS..............................................................................3


REPORTS OF SECURITIES TRANSACTIONS...........................................................3


REPORTS OF SECURITY HOLDINGS.................................................................4


PERSONAL TRADING.............................................................................4

INTRODUCTION.................................................................................4
PROCEDURE....................................................................................4
RESTRICTED SECURITIES........................................................................5
   Restricted List...........................................................................5
   Definition................................................................................5
   Special Situations........................................................................5
INITIAL PUBLIC OFFERINGS.....................................................................6
DIVIDEND REINVESTMENT PROGRAMS...............................................................6

INSIDER TRADING..............................................................................6

INTRODUCTION.................................................................................6
WHO IS AN INSIDER?...........................................................................6
WHAT IS MATERIAL INFORMATION?................................................................7
WHAT IS NON-PUBLIC INFORMATION?..............................................................7
PENALTIES FOR INSIDER TRADING................................................................7
PROCEDURES TO IMPLEMENT POLICY AGAINST INSIDER TRADING.......................................7
   Identifying Inside Information............................................................8
   Restricting Access to Material Non-Public Information.....................................8
   Resolving Issues Concerning Insider Trading...............................................8

EMPLOYEE OWNERSHIP INTEREST IN NEW PURCHASES.................................................8


GIFTS AND GRATUITIES.........................................................................8


SERVICE AS DIRECTOR OF A PUBLIC COMPANY......................................................9


EXHIBIT A - REQUEST FOR CONFIRMATIONS.......................................................10


EXHIBIT B - TRADING PRE-CLEARANCE FORM......................................................11

INTRODUCTION

This Code of Ethics has been adopted by the Compliance Committee of The Burridge Group LLC (the "Firm"). Its purpose is to have the officers, directors and employees of the Firm comply with their ethical and legal responsibilities as to conflicts of interest that may arise between such individuals and the investment companies and other clients for whom the Firm acts as investment adviser (the "Clients," or in singular, a "Client").

All employees are obligated to understand and comply with these regulations. The goals of these policies are to keep the interests of the Firm's clients ahead of those of the employees, to insure that employees do not take inappropriate advantage of their professional position, and to avoid conflicts between client investments and personal trading. It will be considered a violation of this Code of Ethics to knowingly partake in activities that are technically in compliance but which indicate a pattern of abuse or are incompatible with the principles set forth above.

Questions regarding the specific provisions of the Code of Ethics or their interpretation should be addressed to the Compliance Officer.

DEFINITIONS

For the purpose of this Code of Ethics, the following definitions shall apply.

1 "Beneficial ownership" of a security shall mean having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. The determination of direct or indirect beneficial ownership shall apply to all securities which a director, officer or employee has or acquires. An employee is generally regarded as having beneficial ownership of:

        a)     securities in the employees' own name;

        b) securities in the names of members of the immediate family, including

               i)      a spouse;

               ii)     a minor child; and

               iii)    a relative sharing the same house.

        c)     securities held by anyone else if the employee

               i) obtains benefits substantially equivalent to ownership of the securities; or

               ii) can obtain ownership of the securities immediately or at some future time.

        d) securities held by others for the employee's benefit (i.e., by a custodian, broker, trustee, executor or administrator);

        e)     securities held for an employee's account by pledgees; or

        f) securities owned by any closely held or related corporation which would be regarded as a personal holding corporation of such employee.

2. "Security" includes equities and equity-related securities, such as common stocks, options on common stocks or stock indices, preferred stocks, shares of closed-end investment companies, convertible or participating debentures or notes, various derivative instruments such as ELKs, LEAPs and PERCs, and corporate and municipal bonds and notes. Securities also include limited partnership interests and private placement common or preferred stocks or debt instruments. For purposes of this Code of Ethics, trading in securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (mutual funds) are not included in the reporting and transactional rules.

3. "Security held or to be acquired" by a Client means any security, as defined above which, within the most recent 15 days, (i) is or has been held by such Client, or (ii) is being or has been considered by the Firm for purchase by such Client.

4. "Compliance Committee" is made up of the Firm's Compliance Officer and members of its Compensation Committee.

STANDARDS OF CONDUCT

It shall be a violation of this Code of Ethics for any director, officer or employee of the Firm, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

1.      To employ any device, scheme or artifice to defraud such Client;

2.      To mislead such Client by making an untrue or incomplete statement;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Client; or

4.      To engage in any manipulative practice with respect to such Client.

RECORDS

The Compliance Officer of the Firm shall preserve in an easily accessible place:

1.      This Code of Ethics;

2. A list of all employees who, within the preceding five years, were required to make reports pursuant to this Code of Ethics;

3. A copy of each report made pursuant to this Code of Ethics within the preceding five years; and

4. A record of any violation of this Code of Ethics and any action taken thereon.

CODE VIOLATIONS

Any officer, director or employee of the Firm who discovers a violation or apparent violation of this Code of Ethics by any other person shall bring the matter to the attention of the Compliance Officer. The Firm shall promptly investigate any possible violation which is found.

All employees, officers and directors of the Firm are encouraged to seek advice from counsel with respect to any action or transaction which may violate these Standards of Conduct and to refrain from any action or transaction which might lead to the appearance of a violation.

REPORTS OF SECURITIES TRANSACTIONS

1. Except as otherwise stated, each employee shall report to the Firm transactions in any security in which such employee has any direct or indirect beneficial ownership.

2. A report is required to be made regarding all securities transactions as follows:

        a) By following procedures adopted by the Firm in accordance with the Investment Advisers Act of 1940, as amended, and completing a quarterly report of all transactions in accounts beneficially owned by the employee; or

        b) By providing a letter, in the form attached as Exhibit A, requesting each broker who effects transactions for such employee to provide trade confirmations to the Firm, and such trade confirmations from the broker shall satisfy the reporting requirement.

3. Notwithstanding the provisions of the above paragraphs, no employee shall be required to make a report with respect to transactions effected for any account over which such employee does not have any direct or indirect influence or control.

4. All employees will be required to make such reports and the Firm shall inform such employees of that duty.

5. The Compliance Officer of the Firm shall be responsible for reviewing the reports filed, reporting to the Firm's President any violation or apparent violation of this Code of Ethics and confirming with employees at least annually that reports required hereby have been filed.

REPORTS OF SECURITY HOLDINGS

All employees shall be required upon commencing employment and annually thereafter to provide to the Firm a complete listing of all securities in which they have beneficial ownership. This listing shall include the security name and number of shares held.

If all of an employee's holdings are held in a brokerage account, this requirement can be satisfied by having copies of all custodial statements sent to the Firm. The employee will be required to verify annually that no other securities are owned beneficially for the employee outside of these accounts.

PERSONAL TRADING

INTRODUCTION

The Firm has a fiduciary obligation to each of its Clients. The Clients have entrusted the Firm with the management of their assets and the Firm must avoid the appearance of any conflict which might serve to lessen that trust. As a registered investment adviser, the Firm is governed by applicable Federal and State securities laws with respect to its fiduciary obligations.

In order to fully comply with this policy, the Firm must maintain records of all transactions in accounts for which any of its employees has beneficial ownership as defined above and for any security brokerage account for which an employee makes the investment decisions (other than Client accounts).

PROCEDURE

Each employee is required to file and maintain with the Compliance Officer, on a current basis, a list of all security brokerage accounts in which the employee or any member of the employee's immediate family has an interest.

Each employee is responsible for insuring that duplicate trade confirmations of all transactions for all accounts in which they have a beneficial interest are submitted by the broker/dealer directly to the Firm's Compliance Officer. The Compliance Officer will review confirmations on a regular basis to insure adherence to the Firm's policy.

Each employee is responsible for determining if any security in which the employee is contemplating a transaction for his/her own account or any other account in which s/he has a beneficial interest is a restricted security. Upon determination that a security is not restricted, the employee must complete a REQUEST FOR PERMISSION TO TRADE form (Exhibit B) or an equivalent form for all trades in equities or equity derivatives. This form must be signed and dated by the employee (an e-mail from the employee will be considered a signed request), a trader and a compliance representative before any orders are placed. The pre-clearance of the trade will be valid until the close of business on the trading day following the approval. If an order is not executed in that time period, the employee must re-submit his/her request for permission to trade. Requests for pre-clearance by the compliance officer will be approved by other members of the Firm's management.

Additional requirements for personal trading in the securities of Affiliated Managers Group, Inc. (AMG) have been adopted by AMG for affiliates (including The Burridge Group LLC) and their employees, officers and directors. These procedures can be found in the AMG Policy Regarding Special Trading Procedures which has been received and acknowledged by all employees.

Exemptions from the pre-clearance requirement for personal trading will be considered on a case-by-case basis. Examples of situations in which the requirement may be waived include when an employee's account is being managed by another individual or organization or when the employee's spouse works for another firm where pre-clearance is required. The exemption from pre-clearance will only extend to the obligation to report where written waivers have been signed by the Firm and the employee.

RESTRICTED SECURITIES

RESTRICTED LIST

Transactions in restricted securities cannot be made for the account of any employee or any account in which an employee has a direct or indirect interest. The determination of whether or not a security is restricted for employee trading will be made based upon the criteria outlined below.


DEFINITION

Securities will be restricted under the following circumstances:

1. When a buy or sell recommendation with respect to a security is CONSIDERED.

2.      When a buy or sell recommendation with respect to a security HAS BEEN
        MADE.

3. When a portfolio manager INITIATES a buy or sell program with respect to a security which is not at that time a restricted security and such buy or sell program is unlikely to be completed within 24 hours. The security subject to such buy or sell program will become a restricted security. A security will no longer be restricted when the buy or sell program has been completed.

4. When a previously restricted security is no longer restricted, an employee must wait until the next business day before entering into any transaction for his/her own account or any account in which s/he has a beneficial interest.

5. When any employee obtains material non-public (inside) information with respect to the issuer of a security, transactions in that security may not be made for any account (including client and employee accounts) until the information is no longer material or has become public. Additional definitions and procedures related to insider information can be found in the INSIDER TRADING section of this document.

SPECIAL SITUATIONS

In exceptional circumstances, the Compliance Committee may permit the sale of restricted securities from the account of an employee.

Requests for permission to sell such a security must be made in writing in advance of the sale to the Compliance Committee and must state:

1.      the name of the security,

2.      the number of shares held,

3.      the date or dates on which such shares were acquired,

4.      the number of shares to be sold, and

5.      the special circumstances which make the sale necessary.

INITIAL PUBLIC OFFERINGS

The purchase of securities through initial public offerings is prohibited for the accounts of employees and for accounts in which an employee has a beneficial interest. Exceptions may be permitted in cases when the employee has a previous relationship with the issuer or in other circumstances on a case-by-case basis. All requests for permission to purchase initial public offerings must be made in writing to the Compliance Committee.

DIVIDEND REINVESTMENT PROGRAMS

Securities purchased for employee accounts through Dividend Reinvestment Programs (DRIPs) or through regular, scheduled transactions which the employee does not directly control on a per transaction basis (such as a "Share Builder" account) must be reported to the Compliance Officer quarterly. These transactions are covered by the regulations regarding Reports of Securities Transactions. Quarterly reporting can be done via mailing of statements directly to the Compliance Officer or through completion of a written transaction listing. Purchases made through DRIPs are exempt from the personal trading pre-clearance procedures.

INSIDER TRADING

INTRODUCTION

The Firm prohibits trading, either personally or on behalf of others on material non-public information or communication of material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

- trading by an insider, while in possession of material non-public information; or

- trading by a non-insider, while in possession of material non-public ("inside") information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

-   communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

WHAT IS NON-PUBLIC INFORMATION?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

-   civil injunctions,

-   treble damages,

-   disgorgement of profits,

-   jail sentences,

- fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

- fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Firm must follow these procedures or risk sanctions, including dismissal, substantial personal liability and criminal penalties.

IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

- Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

- Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps.

1.  Report the matter immediately to the Firm's Compliance Officer.

2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.

3.  Do not communicate the information inside or outside the firm.

4. After the firm's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Firm, except to the Firm's Compliance Officer. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of such information, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Firm's Compliance Officer before trading or communicating the information to anyone.

EMPLOYEE OWNERSHIP INTEREST IN NEW PURCHASES

When a new security purchase is made, the Compliance Officer may review the accounts of the portfolio manager and all employees involved in the research process to determine if there is a conflict of interest between the personal ownership interest of an employee and the Clients of the Firm. The employee may be required to sell his/her holdings if it is determined that there is a conflict or if it is determined that the employees' purchase may have violated the spirit of the "restricted list" for employee transaction.

GIFTS AND GRATUITIES

Employees of the Firm are prohibited from accepting gifts and gratuities from persons or firms seeking to do business with the Firm if the acceptance of such gift or gratuity would influence a business decision or could give the impression of influencing a business decision. Examples of the type of gratuities that are prohibited include, but are not limited to:

1.      Cash payments,

2.      Gifts of value in excess of $500,

3.      Lavish entertainment, i.e. beyond normal business meals,

4.      Travel or lodging, or reimbursement for the cost of travel or lodging,

5.      Loans of money or facilities, and

6.      Investment opportunities.

It is also prohibited for employees to offer gifts or gratuities, as described above, for the purpose of obtaining preferential treatment to clients, prospective clients, government officials, government employees or employees of any other firm. Offering gratuities to government employees or officials may violate the law. Penalties can include fines and imprisonment.

There may be occasions when giving or receiving items listed above is part of the normal course of business and will not be considered to be gifts or gratuities. Employees are encouraged to consult with the Compliance Officer when there is a question regarding suitability.

It is a violation of this policy to request or suggest to any employee of the Firm or any other person to make a political or charitable contribution or payment which would could appear to directly benefit the Firm nor may the Firm reimburse an individual for his/her personal contribution or payment. Notwithstanding the above prohibitions, it is permissible for employees to solicit personal contributions to Political Action Committees.

SERVICE AS DIRECTOR OF A PUBLIC COMPANY

Employees of the Firm are prohibited from serving as directors of public companies. Exceptions to this policy will be made when it is in the best interest of the Firm that an employee serve in this capacity. Additionally, an employee serving as a director of a private company will not be required to resign his/her position if the company goes public during the term as director. Continued service as a director of the public company following the expiration of the term will be evaluated by the Firm's Compliance Committee. The Compliance Committee will evaluate other requests for exemption from this policy on a case-by-case basis.

EXHIBIT A - REQUEST FOR CONFIRMATIONS





Date

Name
BD Name
BD Fax Number or Address

Re: Employee Account Name, Account Number


I am an employee of The Burridge Group LLC, a registered investment adviser. In compliance with the firm's Code of Ethics and the Investment Advisers Act of 1940, please send duplicate copies of confirmations for the above referenced account to the firm at the following address:

                               Compliance Officer
                               The Burridge Group LLC
                               P.O. Box 3469
                               Chicago, IL 60654-0469

Please note, this address is for use for employee confirmations and statements only. For any other correspondence, please use our street address: 333 West Wacker Drive, Chicago, IL 60606.

Very truly yours,


TBG Employee

EXHIBIT B - TRADING PRE-CLEARANCE FORM

                            The Burridge Group LLC

                       REQUEST FOR PERMISSION TO TRADE


Please submit this form to the firm's trader for clearance. If approved it will then be necessary for you to obtain authorization from the firm's compliance officer prior to executing the requested transactions.

Account name: _______________________________________________________________

I hereby request permission to trade in the _______ equities and/or equity derivatives below.



               NO. OF                                            TICKER       APPROX.       APPROX.
BUY   SELL     SHARES              NAME OF COMPANY               SYMBOL     PRICE/SHARE     TOTAL $
---   ----     ------              ---------------               ------     -----------     -------
------- ----- -------     ---------------------------------      ------     ----------    ----------

------- ----- -------     ---------------------------------      ------     ----------    ----------

------- ----- -------     ---------------------------------      ------     ----------    ----------

------- ----- -------     ---------------------------------      ------     ----------    ----------

------- ----- -------     ---------------------------------      ------     ----------    ----------

------- ----- -------     ---------------------------------      ------     ----------    ----------


To the best of my knowledge none of the above listed securities are restricted and I do not currently possess any market sensitive information about any of the above listed companies.

        ----------                  -----------------------------------
        (Date)



TRADING CLEARANCE

I hereby certify that none of the securities listed above are restricted, that all client orders have been filled and that there are no outstanding Buy or Sell orders pending.

        ----------    --------      -----------------------------------
        (Date)        (Time)        Trading Department


COMPLIANCE AUTHORIZATION

You are hereby granted permission to trade in the __________ securities listed above. This authorization is valid through the close of the next trading day.

        ----------                  --------------------------------------
        (Date)                      Compliance Department